EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications and Investor Relations (734) 930 – 3008

Domino’s Pizza Announces 2007 Financial Results

ANN ARBOR, Michigan, February 26, 2008: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the fourth quarter and fiscal 2007, each ended December 30, 2007. Net income was negatively impacted versus the prior year by increased interest expense as a result of higher borrowings under the Company’s new debt structure. International same store sales growth of 9.5% during the fourth quarter marked the 56th consecutive quarter of International same store sales growth. The income from International reached nearly 30% of the Company’s consolidated income from operations in 2007.

Fourth Quarter and Fiscal 2007 Highlights:

(dollars in millions, except per share data)	Fourth Quarter of 2007	Fourth Quarter of 2006	Fiscal 2007	Fiscal 2006
Net income	$16.2	$31.0	$37.9	$106.2
Weighted average diluted shares	61,900,133	63,697,961	63,785,124	64,541,079
Diluted earnings per share, as reported	$0.26	$0.49	$0.59	$1.65
Items affecting comparability (see section below)	$(0.06)	$—	$0.44	$(0.09)

Diluted earnings per share, as adjusted	$0.21	$0.49	$1.03	$1.56

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Net income was down 47.9% for the fourth quarter and 64.3% for the full year versus the prior year periods, driven primarily by increased interest expense from higher borrowings under the Company’s new debt structure and, to a lesser extent, a decrease in domestic supply chain margins resulting from lower volumes and lower domestic Company-owned store margins. This was offset in part by continued strong performance in International.

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Diluted EPS was $0.26 on an as-reported basis for the fourth quarter, down $0.23 from the as-reported prior year period. However, excluding items affecting comparability, diluted EPS declined $0.28. Diluted EPS on an as-reported basis was $0.59 for the full year 2007, down $1.06 from 2006 on an as-reported basis. Diluted EPS, as adjusted for the full year 2007 was $1.03, down 34.0% versus $1.56 for the full year 2006. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

	Fourth Quarter of 2007	Fiscal 2007
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	(1.1)%	+1.0%
Domestic franchise stores	(3.9)%	(2.1)%

Domestic stores	(3.5)%	(1.7)%

International stores	+9.5%	+6.7%

Global retail sales growth: (versus prior year period)
Domestic stores	(2.4)%	(0.5)%
International stores	+23.4%	+18.8%

Total	+7.4%	+6.6%

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Domino’s Pizza: FY07 Earnings Release, Page Two

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at September 9, 2007	565	4,571	5,136	3,374	8,510
Openings	6	64	70	104	174
Closings	—	(51)	(51)	(9)	(60)

Store count at December 30, 2007	571	4,584	5,155	3,469	8,624

Fourth quarter 2007 net growth	6	13	19	95	114

Fiscal 2007 net growth	—	12	12	246	258

David A. Brandon, Domino’s Chairman and Chief Executive Officer, said: “The combination of unprecedented cost inflation and cautious consumer spending continues to create significant challenges for us in our domestic market. However, instead of worrying about external factors we cannot control, we continue to stay focused on those factors we can control. There isn’t a challenge we face that won’t be cured when we regain positive traffic growth in our domestic business. We are obsessively focused on improving our store operations, including our service levels, product consistency and brand image. And, we continue to adjust our marketing strategies in an effort to jumpstart traffic throughout our domestic system of stores.”

Brandon continued: “Our international markets continue to grow as a percentage of Domino’s overall sales and profits and has established a strong track record for reliable, vibrant growth. As our international business marks its 25th anniversary in 2008, I want to acknowledge the tremendous job our master franchisees have done over the years and highlight the important role this division will play in the future growth of our Company.”

Conference Call Information

The Company plans to file its annual report on Form 10-K this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its fiscal 2007 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be web cast at www.dominos.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 20158669. The web cast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the fourth quarter the Company repurchased and retired approximately 2.6 million shares (resulting in a total share repurchase for 2007 of approximately 3.6 million shares) of its common stock under our open market share repurchase program. In the fourth quarter the expenditure was approximately $36.4 million, with an average price of $14.22 per share. The total costs for share repurchases in 2007 were approximately $54.4 million, with an average price of $15.05 per share. The Company has used approximately 27% of the total amount authorized under its open market share repurchase program.

Items Affecting Comparability

The Company’s reported financial results for 2007 included several items that affect the comparability to the reported financial results in the comparable year. The table below presents certain items that affect comparability between our 2007 and 2006 financial results. Management believes that including such information is critical to the understanding of our financial results for the fourth quarter and full year 2007 as compared to similar periods in 2006 (See the Comments on Regulation G section).

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Domino’s Pizza: FY07 Earnings Release, Page Three

In addition to the items noted in the table below, the Company’s recapitalization had a significant impact on ongoing interest expense as a result of higher debt levels. This impacts comparability to periods in the prior year. The increase in ongoing interest expense as a result of the recapitalization resulted in a decrease in diluted EPS of approximately $0.20 in the fourth quarter and $0.42 in fiscal 2007.

	Fourth Quarter			Full Year
(in thousands)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2007 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$—	$—	$—	$(2,873)	$(1,781)	$(0.03)
Additional interest income on recapitalization funds (2)	(1,175)	(1,175)	(0.02)	1,457	1,457	0.02
Additional interest expense (3)	—	—	—	(33,878)	(21,005)	(0.33)
Premium on bond extinguishment (4)	—	—	—	(13,294)	(8,242)	(0.13)

Total recapitalization expenses	(1,175)	(1,175)	(0.02)	(48,588)	(29,571)	(0.46)

Legal expenses (5)	—	—	—	(5,000)	(3,100)	(0.05)
Gain on sale of corporate aircraft	1,792	1,111	0.02	1,792	1,111	0.02
State tax reserve reversals (6)	5,010	3,532	0.06	5,010	3,532	0.06

2007 items affecting comparability	$5,627	$3,468	$0.06	$(46,786)	$(28,028)	$(0.44)

2006 items affecting comparability:
Gain on the sale of France and Netherlands operations and related tax effects (7)	$—	$—	$—	$2,825	$5,571	$0.09

(1)	Primarily includes non-cash stock compensation expenses, payroll taxes related to the payments made to certain stock option holders and legal and professional fees incurred in connection with the recapitalization, including the tender offers for Domino’s Pizza, Inc. common stock and Domino’s, Inc. senior subordinated notes due 2011.
(2)	Includes tax-exempt interest income that was earned on funds received in connection with the recapitalization prior to disbursement of the funds. The Company recorded $2.6 million of interest income in the second quarter of 2007. The Company reduced this amount by $1.2 million in the fourth quarter of 2007 to properly state the income earned during the year.
(3)	Includes the write-off of deferred financing fees and bond discount related to extinguished debt as well as net expense incurred in connection with the settlement of interest rate derivatives.
(4)	Represents the premium paid to bond holders in the tender offer for the Domino’s, Inc. senior subordinated notes due 2011 which is recorded as other expense in the Company’s consolidated statement of income.
(5)	Represents expenses incurred in connection with certain legal matters in California.
(6)	Represents $4.2 million of income tax benefit and $0.8 million of contra interest expense (pre-tax), both relating to required FIN 48 state tax reserve reversals due to favorable outcomes of related state tax matters.
(7)	Represents the gain recognized in the third quarter of 2006 on the sale of our Company-owned France and Netherlands operations of approximately $2.8 million and the related tax benefit recognized in the second quarter of 2006.

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Domino’s Pizza: FY07 Earnings Release, Page Four

Long Range Outlook

The Company does not provide quarterly or annual earnings estimates. The following long range outlook does not constitute specific earnings guidance, but management believes these ranges to be appropriate and achievable over the long term.

Year-Over-Year Growth
Domestic same store sales	1% – 3%
International same store sales	3% – 5%
Net units	200 – 250
Global retail sales	4% – 6%

Liquidity

As of December 30, 2007, the Company had:

•	$1.7 billion in total debt,

•	$11.3 million of unrestricted cash and cash equivalents,

•	$15.0 million of borrowings under its $150.0 million of variable funding notes, and

•	letters of credit issued under the variable funding notes of $32.4 million.

The Company’s cash borrowing rate for the fourth quarter of 2007 was 6.1%. The Company incurred $42.4 million in capital expenditures during 2007 versus $20.2 million during 2006. The increase was due primarily to the purchase of a corporate aircraft following the sale of a previously owned aircraft.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included a non-GAAP financial measure within the meaning of Regulation G due to items affecting comparability between fiscal years. Additionally, the Company has included metrics commonly used in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS less the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

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Domino’s Pizza: FY07 Earnings Release, Page Five

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,624 franchised and Company-owned stores in the United States and more than 55 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.4 billion in 2007, comprised of $3.2 billion domestically and $2.2 billion internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” Customers can place orders online in English and Spanish by visiting www.dominos.com or from a Web-enabled cell phone by visiting mobile.dominos.com. More information on the Company, in English and Spanish, can be found on the Web at www.dominos.com. Domino’s Pizza. You Got 30 Minutes™.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: our increased leverage as a result of the borrowings under our asset-backed securitization facility; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by us and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s Pizza and our franchisees to open new stores; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 30, 2007. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

TABLES TO FOLLOW

Domino’s Pizza: FY07 Earnings Release, Page Six

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Quarter Ended
	December 30, 2007	% of Total Revenues	December 31, 2006	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$116,959		$117,419
Domestic franchise	47,571		48,153
Domestic supply chain	237,258		234,815
International	44,153		34,868

Total revenues	445,941	100.0%	435,255	100.0%

Cost of sales:
Domestic Company-owned stores	95,964		93,908
Domestic supply chain	217,947		210,383
International	20,044		15,271

Total cost of sales	333,955	74.9%	319,562	73.4%

Operating margin	111,986	25.1%	115,693	26.6%

General and administrative	55,868	12.5%	52,499	12.1%

Income from operations	56,118	12.6%	63,194	14.5%

Interest expense, net	(34,594)	(7.8)%	(16,067)	(3.7)%
Other	—	—	—	—

Income before provision for income taxes	21,524	4.8%	47,127	10.8%

Provision for income taxes	5,348	1.2%	16,082	3.7%

Net income	$16,176	3.6%	$31,045	7.1%

Earnings per share:
Common stock – diluted	$0.26		$0.49

Domino’s Pizza: FY07 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Year Ended
	December 30, 2007	% of Total Revenues	December 31, 2006	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$394,585		$393,406
Domestic franchise	158,050		157,741
Domestic supply chain	783,330		762,782
International	126,905		123,390

Total revenues	1,462,870	100.0%	1,437,319	100.0%

Cost of sales:
Domestic Company-owned stores	317,730		312,130
Domestic supply chain	710,894		681,700
International	55,392		58,958

Total cost of sales	1,084,016	74.1%	1,052,788	73.2%

Operating margin	378,854	25.9%	384,531	26.8%

General and administrative	184,944	12.6%	170,334	11.9%

Income from operations	193,910	13.3%	214,197	14.9%

Interest expense, net	(125,057)	(8.6)%	(53,772)	(3.7)%
Other	(13,294)	(0.9)%	—	—

Income before provision for income taxes	55,559	3.8%	160,425	11.2%

Provision for income taxes	17,677	1.2%	54,198	3.8%

Net income	$37,882	2.6%	$106,227	7.4%

Earnings per share:
Common stock – diluted	$0.59		$1.65

Domino’s Pizza: FY07 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 30, 2007	December 31, 2006
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$11,344	$38,222
Restricted cash	80,951	—
Accounts receivable	68,446	65,697
Inventories	24,931	22,803
Advertising fund assets, restricted	20,683	18,880
Other assets	20,527	20,703

Total current assets	226,882	166,305

Property, plant and equipment, net	122,890	117,144

Other assets	123,392	96,754

Total assets	$473,164	$380,203

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$15,312	$1,477
Accounts payable	60,411	55,036
Advertising fund liabilities	20,683	18,880
Other accrued liabilities	79,102	79,808

Total current liabilities	175,508	155,201

Long-term liabilities:
Long-term debt, less current portion	1,704,771	740,120
Other accrued liabilities	43,024	49,775

Total long-term liabilities	1,747,795	789,895

Total stockholders’ deficit	(1,450,139)	(564,893)

Total liabilities and stockholders’ deficit	$473,164	$380,203

Domino’s Pizza: FY07 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
	December 30, 2007	December 31, 2006
(In thousands)
Cash flows from operating activities:
Net income	$37,882	$106,227
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	31,176	32,266
Gains on sale/disposal of assets	(766)	(2,678)
Amortization of deferred financing costs, debt discount and other	38,612	3,380
Benefit for deferred income taxes	(5,564)	(615)
Non-cash compensation expense	8,405	5,218
Provision (benefit) for losses on accounts and notes receivable	2,358	(728)
Changes in operating assets and liabilities	(27,915)	(10,067)

Net cash provided by operating activities	84,188	133,003

Cash flows from investing activities:
Capital expenditures	(42,415)	(20,204)
Proceeds from sale of assets	13,354	14,369
Change in restricted cash	(80,951)	—
Other	543	(97)

Net cash used in investing activities	(109,469)	(5,932)

Cash flows from financing activities:
Purchase of common stock	(54,548)	(145,000)
Common stock dividends and equivalents	(896,972)	(29,841)
Proceeds from issuance of long-term debt	2,524,938	100,000
Repayments of long-term debt and capital lease obligation	(1,547,201)	(95,284)
Cash paid for financing costs	(60,337)	(250)
Tax benefit from stock options	22,113	5,075
Other	10,393	9,543

Net cash used in financing activities	(1,614)	(155,757)

Effect of exchange rate changes on cash and cash equivalents	17	(11)

Decrease in cash and cash equivalents	(26,878)	(28,697)

Cash and cash equivalents, at beginning of period	38,222	66,919

Cash and cash equivalents, at end of period	$11,344	$38,222

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